Exhibit 99.1

Metabolix Announces Second Quarter 2014 Financial Results

CAMBRIDGE, Mass. — Aug. 6, 2014 — Metabolix, Inc. (NASDAQ: MBLX), an advanced biomaterials company focused on sustainable solutions for the plastics and chemicals industries, today reported financial results for the three months ended June 30, 2014.

“As announced earlier this week, we have entered into a private placement agreement for $25 million of new equity financing, contingent upon obtaining a financial viability exception for the transaction from NASDAQ. Assuming we get the NASDAQ exception, we plan to deploy this capital to continue executing our business plan and building an intermediate-scale specialty polymers business based on our PHA biopolymer additives, that will serve as the foundation for our longer-range plans and the future growth of our business,” said Joseph Shaulson, president and CEO of Metabolix.

“Operationally, we made good progress during the second quarter, as key customers ramped up commercial-scale trials of our PHA biopolymer products and we increased our pipeline of customers testing products in a variety of applications,” Shaulson continued. “In the past several months, we have seen increasing interest and engagement with potential customers in the areas of PVC, PLA, latex coatings and micropowders, which underscores the value proposition of our innovative PHA products.

“We remain focused on securing financing, building market demand for our PHA products, and on having manufacturing up and running in 2015 to support an intermediate-scale biopolymers business. Once the private placement is completed, we plan to move forward with a preliminary engineering study and implementation planning for the retrofit of an existing contract manufacturing facility we have targeted for commercial PHA production. Successful completion of this study will enable us to progress to a detailed budget, definitive schedule and commercial contract for PHA manufacturing startup in 2015,” Shaulson added.

SECOND QUARTER 2014 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives and to maximize value from its technology and product portfolio. The Company ended the second quarter of 2014 with $5.5 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during the second quarter of 2014 was $4.9 million, compared with $5.8 million in the second quarter of 2013.

Metabolix requires significant additional funding. Earlier in 2014, the Company indicated it would seek to raise $50 to $60 million to fund its business plan and that such financing might be accomplished in stages.  On August 4, 2014, Metabolix announced that it entered into a private placement agreement with investors for the sale of an aggregate of $25 million of Company securities. The closing of the private placement is subject to the Company obtaining a financial viability exception from certain NASDAQ shareholder approval requirements under Rule 5635(f) of the NASDAQ Stock Market Listing Rules, as well as other customary closing conditions.

For the second quarter of 2014, the Company reported a net loss of $7.2 million, or $0.21 per share, compared with a net loss of $7.9 million, or $0.23 per share, for the second quarter of 2013.

Total revenue in the second quarter of 2014 was $1.2 million, compared with $1.7 million for the second quarter of 2013. Second quarter 2014 revenue consisted primarily of revenue from product sales and government grants. Biopolymer product orders of $0.6 million were shipped and billed during the quarter. The Company recognized $0.7 million in product revenue during the quarter, primarily from product shipments made during the first quarter of 2014, compared with $0.8 million in product revenue recognized during the second quarter of 2013. Cost of product revenue was $0.8 million during the quarter ended June 30, 2014 compared with $1.2 million for the comparable period in 2013.

Research and development expenses were $4.5 million for the second quarter of 2014, compared with $4.9 million for the same period in 2013. Selling, general and administrative expenses were $3.2 million and $3.4 million for the second quarters of 2014 and 2013, respectively.

For the first half of 2014, the Company reported a net loss of $15.4 million, or $0.44 per share, compared with a net loss of $14.6 million, or $0.43 per share, for the first half of 2013.

Total revenue during the first six months of 2014 was $2.2 million, compared with $3.6 million for the comparable period in 2013. Cost of product revenue was $1.5 million during the six months ended June 30, 2014, compared with $1.8 million for the comparable period in 2013.

Research and development expenses were $9.4 million during the first six months of 2014, compared with $9.8 million for the same period in 2013. Selling, general and administrative expenses were $6.8 million for the six-month period ended June 30, 2014 compared with $6.7 million for the first six months of 2013.

The Company’s net cash used in operating activities during the first half of 2014 was $13.8 million, which represents a decrease in cash used for operating activities from cash use of $14.3 million for the comparable period in 2013.

Conference Call Information

Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss the results of the second quarter. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8155 or 201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13588304. The replay will be available beginning at 7:30 p.m. (ET) on Wednesday, August 6, 2014 and will last through 11:59 p.m. (ET) on Wednesday, August 20, 2014. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an advanced biomaterials company focused on sustainable solutions for the plastics and chemicals industries. The Company is developing and commercializing a family of high-performance biopolymers targeted at applications for performance additives that can improve performance and/or reduce cost in other material systems such as PVC, PLA and coated paper. Metabolix also is developing platforms for biobased chemicals based on its novel “FAST” recovery process and for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements about the terms, timing, completion and effects of the proposed financing and the Company’s intended use of proceeds therefrom, statements regarding the Company’s business plans and strategies; expectations for establishing commercial PHA biopolymer manufacturing; expected market demand and commercialization plans for the Company’s PHA biopolymer products; expected future financial results and cash requirements; plans for obtaining additional funding; plans and expectations that depend on the Company’s ability to continue as a going concern; and expectations for future research, product development and collaborations constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2013 filed on March 28, 2014. Without limiting the generality of the foregoing, the Company may not be able to complete the private placement because of a number of factors, including the failure to obtain the NASDAQ financial viability exception.  Based on current projections, the Company anticipates that, unless by mid-August, 2014, it is reasonably likely that it will be able to obtain additional funding by August 31, 2014, the Company will be forced to initiate steps to cease operations. Even if the financing is consummated, the Company’s future growth plans may not be successful.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$662	$822	$1,201	$1,611
Grant revenue	483	584	950	1,308
Research and development revenue	—	238	—	618
License fee and royalty revenue	25	62	88	111
Total revenue	1,170	1,706	2,239	3,648

Costs and expenses:
Cost of product revenue	774	1,196	1,469	1,753
Research and development expenses	4,479	4,945	9,379	9,802
Selling, general, and administrative expenses	3,156	3,422	6,790	6,734
Total costs and expenses	8,409	9,563	17,638	18,289
Loss from operations	(7,239)	(7,857)	(15,399)	(14,641)

Other income (expense):
Interest income, net	2	12	7	33
Other income (expense), net	—	(21)	2	(20)
Total other income (expense), net	2	(9)	9	13
Net loss	$(7,237)	$(7,866)	$(15,390)	$(14,628)

Net loss per share:
Basic	$(0.21)	$(0.23)	$(0.44)	$(0.43)
Diluted	$(0.21)	$(0.23)	$(0.44)	$(0.43)

Number of shares used in per share calculations:
Basic	34,989,142	34,434,271	34,898,473	34,393,998
Diluted	34,989,142	34,434,271	34,898,473	34,393,998

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash, cash equivalents	$5,531	$7,698
Short-term investments	—	11,511
Inventory	3,162	4,074
Other current assets	1,408	1,948
Restricted cash	619	619
Property and equipment, net	560	793
Other assets	95	95
Total assets	$11,375	$26,738

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,634	$5,471
Short-term deferred revenue	727	669
Current portion of deferred rent	—	55
Other long-term liabilities	150	145
Total liabilities	4,511	6,340
Total stockholders’ equity	6,864	20,398
Total liabilities and stockholders’ equity	$11,375	$26,738

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net loss	$(15,390)	$(14,628)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	333	531
Charge for 401(k) company common stock match	259	268
Stock-based compensation	1,379	1,677
Inventory impairment	228	271
Changes in operating assets and liabilities:
Inventory	684	(263)
Accounts payable	(147)	(1,131)
Accrued expenses	(1,740)	(345)
Deferred revenue	58	(538)
Other operating assets and liabilities	490	(136)
Net cash used in operating activities	(13,846)	(14,294)

Cash flows from investing activities
Purchase of property and equipment	(100)	(270)
Change in restricted cash	—	(25)
Purchase of investments	(1,508)	(10,580)
Proceeds from sale and maturity of short-term investments	13,019	22,509
Net cash provided by investing activities	11,411	11,634

Cash flows from financing activities
Proceeds from options exercised	300	14
Net cash provided by financing activities	300	14

Effect of exchange rate changes on cash and cash equivalents	(32)	(18)

Net (decrease) in cash and cash equivalents	(2,167)	(2,664)
Cash and cash equivalents at beginning of period	7,698	14,572
Cash and cash equivalents at end of period	$5,531	$11,908